CANCER THERAPEUTICS FINALIZES DEFINITIVE AGREEMENT WITH NANOTHERAPIES, LLC.

Salt Lake City, UT – May 27, 2009 – Cancer Therapeutics, Inc. (OTC BB: CTHP), an emerging biotechnology business incubator with a specific emphasis on disruptive cancer treatments and nanotechnology, announced today it has completed a formal agreement to acquire a minority ownership share of NanoTherapies, LLC.  Finalization of the agreement comes after signing a Letter of Intent as reported in a press release dated May 12, 2009 along with the completion of an extensive due diligence review which was being conducted prior to the LOI.

NanoTherapies develops life-changing therapies for cancer treatment based on an evolving set of intellectual properties and patents derived from the exploitation of calcium phosphate nanoparticles for therapeutic and diagnostic applications.

The acquisition of a 25% stake in NanoTherapies is the first acquisition completed by Cancer Therapeutics.  Chene Gardner, President and CEO of Cancer Therapeutics, Inc. said the company is focused on generating revenue and is interested in acquiring other companies which fit in the new business model.

About Cancer Therapeutics, Inc.:
Cancer Therapeutics, Inc. is a biotechnology business incubator, with a specific emphasis on disruptive treatments and nanotechnology.  It seeks out disruptive cancer research and technology opportunities to invest in, develop, and commercialize.  The end result will be therapies, treatments, and pharmaceuticals targeted at more efficiently and effectively attacking cancer.  CTI seeks partners to co-develop drugs in various stages in our pipeline.

Safe Harbor: This letter contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to successfully implement its turnaround strategy, changes in costs of raw materials, labor, and employee benefits, as well as general market conditions, competition and pricing. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as representation by the Company or any other person that the objectives and plans of the Company will be achieved. In assessing forward-looking statements included herein, readers are urged to carefully read those statements. When used in the Annual Report on Form 10-K, the words "estimate," "anticipate," "expect," "believe," and similar expressions are intended to be forward-looking statements.

Contact:
Investor Relations
David Donlin
Cervelle Group
Phone: 407-614-5959 ext. 223